Exhibit 99.1

NEWS ANNOUNCEMENT

Conference call:	Today – August 8 at 10:00 a.m. ET

Webcast / Replay URL:	http://www.strong-world.com (Investor Relations section) or www.earnings.com
The replay will be available on the Internet for 90 days.

Dial-in number:	800/698-5986 (no pass code required)

Ballantyne Reports Diluted 2013 Q2 EPS of $0.09 on

Net Revenues of $24.4 Million

- Lighting Segment Contributes $2.9 Million Revenue as

World Trade Center LED Beacon and Uplights Project Completed -

OMAHA, Nebraska (August 8, 2013) Ballantyne Strong, Inc. (NYSE MKT: BTN), a provider of digital equipment, screens and managed services as well as specialty lighting equipment, today reported financial results for the second quarter ended June 30, 2013.

Second Quarter Summary

●                  Net revenues were $24.4 million. Screen sales rose approximately 18 percent to $3.9 million and the lighting segment achieved quarterly net revenue of $2.9 million, which includes a noteworthy contribution from the completion of the World Trade Center lighting project.

●                  Operating income was $1.4 million, which was positively impacted by an increase in gross profit margin to 19.2%, compared to 13.6% the prior year.

●                  Achieved diluted earnings per share of $0.09.

Second Quarter Results

Net revenues amounted to $24.4 million, compared to Q2 '12 net revenues of $46.7 million. The decline was largely expected as the cinema industry’s shift to a digital equipment platform continues to wind down. Sales of theatre products and services were $21.5 million, versus $46.0 million a year ago.

Cinema screen sales increased 18% to $3.9 million, versus $3.3 million in Q2 '12. The rise was largely driven by increased demand from several North American exhibitors that are replacing screens as they are performing theatre upgrades.

Managed service revenues were $3.1 million, compared to $3.3 million in Q2 '12, reflecting a decline in non-recurring digital projection system installation sales, but the year-over-year shortfall was partially offset by a rise in recurring revenues from after-sale maintenance and NOC (Network Operations Center) 24/7/365 monitoring revenue.

Consolidated gross profit decreased to $4.7 million, however, gross margin on net revenues expanded significantly to 19.2%, from 13.6% in the year-ago quarter.  The rise in the percentage was principally due to the combination of a decline in lower margin theatre net revenues as a percentage of total sales and an increase in the relative contribution from higher margin cinema screen manufacturing, lighting and managed services, during the period.

Selling and administrative expenses declined 25% to $3.3 million, down from $4.4 million in the year-earlier period.  The lower selling and administrative expenses was due primarily to a decline in spending associated with compensation, travel, tradeshow, legal and bad debt expenses, partially offset by a rise in depreciation and acquisition-related costs. As a percentage of net revenues, year-over-year selling and administrative expenditures rose from 9.4% to 13.5%, reflecting the net revenues decline.

Ballantyne Strong’s operating income was $1.4 million, and the Company recorded net earnings of $1.3 million, or $0.09 per diluted share. In the year-ago quarter, operating income was $2.5 million, net earnings were $1.8 million and diluted EPS was $0.13 per share.

Six-Month Results

Net revenues declined approximately 43% to $52.0 million. Gross profit amounted to $8.6 million, or 16.5% of net revenues, compared to gross profit of $12.7 million, or 14.0% of net revenues in the prior-year period.  Net earnings were $1.8 million, or $0.13 per diluted share, compared to net earnings of $4.3 million, or $0.30 per diluted share in the 2012 first half.

Balance Sheet and Cash Flow Update

Ballantyne’s cash and cash equivalents balance at quarter-end rose to $45.1 million, up from $40.2 million at 2012 year-end, as the Company generated $5.7 million of positive cash flow from operations in the 2013 first half.

Commenting on the Company’s results, President and CEO Gary L. Cavey stated, “Overall, Q2 was largely as we expected, with the completion of the prestigious World Trade Center project boosting top-line results, overall gross margins and bottom-line profitability. This one-of-a-kind contract clearly demonstrates Strong Lighting’s unique LED capabilities and our team is focusing on a wide variety of additional architectural accent lighting projects and new marketing initiatives."

“Our screen business under Francois Barrette’s leadership also performed well during the period, posting a solid net revenues increase, versus the prior year. Although managed service was slightly down on a year-over-year basis due to the absence of certain non-recurring installation revenue from a year ago, the service team grew both maintenance and NOC revenues in Q2.”

Mr. Cavey concluded, “Although there is nothing new to report yet on the M&A front, we continue to actively seek organic and inorganic growth opportunities that will build on our organizational strengths. We appreciate the patience and confidence that our stakeholders have placed in Ballantyne as we continue evaluating strategic alternatives that will ultimately help ensure that our organization builds upon its 80+ year legacy of success.”

About Ballantyne Strong, Inc. (www.strong-world.com)

Ballantyne Strong is a provider of digital equipment, screens and managed services as well as specialty lighting equipment. The Company supplies major and independent theater chains, top arenas, theme parks and architectural sites around the world.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

CONTACT:

Mary A. Carstens	Robert Rinderman, Norberto Aja
Chief Financial Officer	JCIR
402/453-4444	212/835-8500 or btn@jcir.com

-tables follow-

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

Three and Six Months Ended June 30, 2013 and 2012

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net revenues	$24,395	$46,708	$52,016	$90,727
Cost of revenues	19,715	40,350	43,423	78,030
Gross profit	4,680	6,358	8,593	12,967
Selling and administrative expenses:
Selling	870	1,229	1,736	2,056
Administrative	2,453	3,135	4,954	6,202
Total selling and administrative expenses	3,323	4,364	6,690	8,258
Gain (loss) on the sale/disposal/transfer of assets	3	460	4	1,378
Income from operations	1,360	2,454	1,907	5,817
Net interest income (expense)	1	(11)	16	(22)
Equity income of joint venture	(12)	(25)	(118)	66
Other income (expense), net	247	253	496	413
Income before income taxes	1,596	2,671	2,301	6,274
Income tax expense	(319)	(868)	(460)	(2,024)
Net earnings	$1,277	$1,803	$1,841	$4,250
Basic earnings per share	$0.09	$0.13	$0.13	$0.30
Diluted earnings per share	$0.09	$0.13	$0.13	$0.30

Weighted average shares outstanding:
Basic	13,997	13,969	13,988	14,103
Diluted	14,045	14,046	14,035	14,171

 Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

June 30, 2013 and December 31, 2012

(In thousands)

	June 30, 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,121	$40,168
Accounts receivable (net of allowance for doubtful accounts of $592 and $487, respectively)	13,379	26,227
Inventories:
Finished goods, net	8,565	6,706
Work in process	1,053	1,018
Raw materials and components, net	3,640	3,247
Total inventories, net	13,258	10,971
Other current assets	4,595	6,741
Total current assets	76,353	84,107
Property, plant and equipment (net of accumulated depreciation of $4,235 and $3,750, respectively)	10,264	11,105
Note receivable	2,232	2,232
Other assets	2,277	2,102
Total assets	$91,126	$99,546

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,882	$16,646
Accrued expenses	4,558	5,313
Customer deposits/deferred revenue	4,348	5,251
Total current liabilities	17,788	27,210
Deferred revenue	2,936	3,302
Deferred income taxes	646	580
Other accrued expenses, net of current portion	1,830	1,538
Total liabilities	23,200	32,630

Stockholders’ equity:
Preferred stock, par value $.01 per share; Authorized 1,000 shares, none outstanding	—	—
Common stock, par value $.01 per share; Authorized 25,000 shares; issued 16,869 and 16,782 shares at June 30, 2013 and December 31, 2012, respectively; 14,138 and 14,051 shares outstanding at June 30, 2013 and December 31, 2012, respectively	167	167
Additional paid-in capital	37,988	37,770
Accumulated other comprehensive income:
Foreign currency translation	(822)	269
Postretirement benefit obligations	46	46
Retained earnings	48,786	46,903
	86,165	85,155
Less 2,731 of common shares in treasury, at cost at June 30, 2013 and December 31, 2012, respectively	(18,239)	(18,239)
Total stockholders’ equity	67,926	66,916
Total liabilities and stockholders’ equity	$91,126	$99,546

Ballantyne Strong, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2013 and 2012

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2013	2012

Net cash provided by (used in) operating activities	$5,671	$(5,724)

Cash flows from investing activities:
Distribution from Joint Venture	—	1,509
Capital expenditures	(197)	(172)
Proceeds from sale of assets	2	3,043
Net cash (used in) provided by investing activities	(195)	4,380

Cash flows from financing activities:
Excess tax benefits from share-based compensation	(11)	—
Purchase of treasury stock	—	(2,667)
Proceeds from employee stock purchase plan	3	—
Net cash used in financing activities	(8)	(2,667)
Effect of exchange rate changes on cash and cash equivalents	(515)	(24)
Net increase (decrease) in cash and cash equivalents	4,953	(4,035)
Cash and cash equivalents at beginning of period	40,168	39,889
Cash and cash equivalents at end of period	$45,121	$35,854

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